Exhibit 5.1

ROPES & GRAY LLP
PRUDENTIAL TOWER
800 BOYLSTON STREET
BOSTON, MA 02199-3600
WWW.ROPESGRAY.COM

May 9, 2018

Wolverine World Wide, Inc.

9341 Courtland Drive N.E.,
Rockford, Michigan 49351

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with the Post-Effective Amendment No. 1 to Registration Statement on Form S-8 No. 333-210771 (the “Post-Effective Amendment), filed by Wolverine World Wide, Inc., a Delaware corporation (the “Company”), on the date hereof, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”).  On May 3, 2018 (the “Amendment Date”), the shareholders of the Company approved the Company’s Stock Incentive Plan of 2016, as amended and restated (the “Plan”). The total number of shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”) that may be issued pursuant to awards under the Plan, in addition to 8,500,000 new shares of Common Stock (registered concurrently on a new registration statement on Form S-8), includes (i) the number of shares previously authorized under the Company’s Stock Incentive Plan of 2016 as in effect prior to the Amendment Date (the “2016 Plan”) initially approved by the shareholders of the Company on April 21, 2016 (the “Effective Date”), (ii) any shares subject to outstanding awards under the Company’s Stock Incentive Plan of 2010 and the Company’s Amended and Restated Stock Incentive Plan of 2013 (together with the 2016 Plan, the “Prior Plans”) that, on or after the Effective Date or the Amendment Date, as applicable, cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares) as provided for in the Plan (the shares described in (i) and (ii), the “Prior Plans’ Shares”).

We are familiar with the actions taken by the Company to cover the issuance of the Prior Plans’ Shares pursuant to the Plan.  We have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein.  In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that the Prior Plans’ Shares have been duly authorized and, when the Prior Plans’ Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Post-Effective Amendment.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP